PRESS RELEASE

HERTZ GLOBAL HOLDINGS, INC. PROVIDES BUSINESS UPDATE
Affirms Full Year 2016 Adjusted Corporate EBITDA Guidance in Range of
$1.6 to $1.7 Billion Despite Lower Expected Revenue

ESTERO, Fla, April 11, 2016 - Hertz Global Holdings, Inc. (NYSE: HTZ) said today that, due to what the company believes is excess industry capacity, it now expects its first quarter and full year 2016 U.S. car rental (U.S. RAC) revenue and consolidated first quarter adjusted earnings per share to be lower than previously expected. Despite this reduction, the company is affirming its full-year 2016 adjusted Corporate EBITDA* guidance within a range of $1.6 to $1.7 billion.

For the first quarter 2016, Hertz Global Holdings expects U.S. RAC revenue per available car day** (RACD) to decline between 2.5 to 3.5 percent versus the same period last year on low single-digit growth in transaction days. For the full year 2016, Hertz Global Holdings now expects U.S. RAC total revenue to be flat to 1.5 percent lower versus the company’s previous guidance of 1.5 to 2.5 percent growth year over year. The company continues to expect modest U.S. RAC transaction day growth in 2016, primarily driven by its on-airport business. In addition to maintaining its 2016 adjusted Corporate EBITDA guidance, the company provided corresponding full year adjusted earnings per share guidance of between $0.95 per share and $1.10 per share, which is based on an average of 424 million shares outstanding and a 37 percent effective tax rate.

“We are disappointed that the pricing pressure experienced late in 2015 further intensified in the first quarter of 2016. However, we believe that industry capacity will likely moderate as seasonal demand improves establishing the foundation for a relative improvement in pricing as we head into the peak summer season,” said President and Chief Executive Officer John Tague.

Hertz Global Holdings continues to expect to achieve $350 million of incremental savings in 2016. Similar to 2015, the company expects a lower rate of savings realization during the first half of the year as targeted initiatives ramp up throughout 2016.

ABOUT HERTZ GLOBAL HOLDINGS, INC.
Hertz Global Holdings operates the Hertz, Dollar, Thrifty and Firefly car rental brands in approximately 9,980 corporate and licensee locations throughout approximately 150 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz Global Holdings is the largest worldwide airport general use car rental company with approximately 1,635 airport locations in the U.S. and more than 1,320 airport locations internationally. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz Global Holdings apart from the competition. Additionally, Hertz Global Holdings owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business in international markets and sells vehicles through its Rent2Buy program. The Company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with more than 280 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz Global Holdings, visit: www.hertz.com.

* Gross EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. Corporate EBITDA represents Gross EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and car rental debt-related charges. Adjusted Corporate EBITDA represents Corporate EBITDA as adjusted for certain other items. Adjusted earnings per share is calculated as adjusted net income, which is income before income taxes plus certain non-cash acquisition accounting charges, debt-related charges relating to the amortization and write-off of debt financing costs and debt discounts and certain one-time charges and non-operational items less a provision for income taxes derived utilizing a combined statutory rate of 37%, divided by the weighted average number of diluted shares outstanding for the period. Because of the forward-looking nature of the Company's adjusted Corporate EBITDA and adjusted earnings per share forecasts, specific quantifications of the amounts that would be required to reconcile pre-tax income and earnings per share forecasts are not available. The Company believes that there is a degree of volatility with respect to certain of the Company's GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company's derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecast of GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP adjusted Corporate EBITDA and adjusted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

** Revenue per available car day is calculated as total revenues less revenue from fleet subleases and ancillary revenue associated with retail car sales divided by available car days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This metric is important to our management and investors as it represents a measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control and provides a measure of revenue production relative to overall capacity.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

Certain statements contained in this release, and in related comments by the Company’s management, include “forward-looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Among other items, such factors could include: any claims, investigations or proceedings arising as a result of the restatement of our previously issued financial results; our ability to remediate the material weaknesses in our internal controls over financial reporting; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; the effect of our proposed separation of our equipment rental business and ability to obtain the expected benefits of any related transaction; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets on rental volume and pricing, including on our pricing policies or use of incentives; occurrences that disrupt rental activity during our peak periods; our ability to achieve and maintain cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; our ability to realize the operational efficiencies of the acquisition of Dollar Thrifty; our ability to maintain access to third-party distribution channels, including current or favorable prices, commission structures and transaction volumes; an increase in our fleet costs or disruption to our rental activity, particularly during our peak periods, due to safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment, which could impact their ability to perform under agreements with us and/or their willingness or ability to make cars available to us or the car rental industry on commercially reasonable terms; any impact on us from the actions of our franchisees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate acquisitions and complete dispositions; our ability to maintain favorable brand recognition; costs and risks associated with litigation and investigations; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins; our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; changes to our senior management team; the effect of tangible and intangible asset impairment charges; our exposure to uninsured claims in excess of historical levels; fluctuations in interest rates and commodity prices; and our exposure to fluctuations in foreign exchange rates.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:	Media:
Leslie Hunziker	Hertz Media Relations
(239) 301-7773	(844) 845-2180 (toll free)
investorrelations@hertz.com	mediarelations@hertz.com